EXHIBIT 99.1

Smith-Midland Reports First Quarter 2026 Financial Results

Company Reports 29 Percent Year-Over-Year Increase in Product Sales and Continued Growth in Core Operations.

MIDLAND, VA – June 9, 2026 - Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its first quarter results for the period ended March 31, 2026.

First Quarter 2026 Summary (compared to prior-year first quarter)

•	Revenue of $21.6 million compared to $22.7 million
•	Product sales increased 29 percent to $11.8 million
•	Gross Profit of $4.3 million compared to $7.0 million
•	Operating income of $1.7 million compared to $4.4 million
•	Net income of $1.3 million, or $0.25 per diluted share, compared to $3.3 million and $0.62

“The Company’s 2026 first quarter results reflected continued growth in our core manufacturing and infrastructure related businesses. While our reported earnings were lower than the prior year quarter, it is important to note that the first quarter of 2025 benefited from two significant, high-margin special barrier rental projects that occur on an irregular basis.” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Product sales increased 29 percent from the prior-year quarter, thanks to continued strong demand for our Easi-Set and Easi-Span buildings, utility vaults and our SlenderWall and architectural panels. We expect this demand to sustain throughout 2026 as infrastructure spending continues at the federal, state and local levels. We also have multiple special project opportunities related to the upcoming America 250 events and the World Cup and continue to prepare for the upcoming barrier replacement cycle driven by MASH-TL3 regulatory compliance and our growing rental fleet. Overall, we remain confident in our ability to meet customer demand across the multiple sectors we serve and deliver long-term value to our shareholders,” concluded Smith.

First Quarter 2026 Results

The Company reported 2026 first quarter revenues of $21.6 million compared to $22.7 million in the first quarter of 2025. Product sales for the quarter were $11.8 million, compared to $9.1 million in the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $9.8 million compared to $13.6 million in the first quarter of 2025.

Gross profit was $4.3 million compared to $7.0 million in the prior year quarter. Gross margin for the quarter was 19.9% compared to 30.7%. The decrease was primarily due to two special barrier rental projects in the first quarter of 2025 that did not recur in the current year quarter.

Operating income for the quarter was $1.7 million compared to $4.4 million in the prior-year quarter. Net income for the first quarter was $1.3 million, or $0.25 per diluted share, compared to net income of $3.3 million, or $0.62 per diluted share in the first quarter of 2025.

Product Sales

Total product sales for the first quarter of 2026 were $11.8 million compared to $9.1 million in the prior-year quarter. Soundwall sales were $3.4 million compared to $3.8 million in the first quarter of 2025. Easi-Set and Easi-Span Building sales increased to $2.9 million compared to $2.1 million in the prior-year quarter due to increased demand for plant and site assembled buildings and restrooms. Barrier sales were $1.9 million compared to $1.3 million. Utility product sales were $1.4 million, a 42 percent increase compared to the prior-year quarter, reflecting increased demand in utility and infrastructure-related markets. Miscellaneous wall and product sales totaled $634,000, compared to $954,000 in the first quarter of 2025. The Company reported approximately $1.5 million of SlenderWall and architectural panel sales in the first quarter of 2026, compared to no sales in the first quarter of the prior year reflecting continued market adoption and diversification of the Company’s product portfolio.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $9.8 million in the first quarter of 2026 compared to $13.6 million in the prior-year quarter. Barrier rental revenue was $2.2 million compared to $8.4 million in the first quarter of 2025. The decrease is attributed to two special barrier projects that were installed and completed during the first quarter of 2025. Likewise, although we have been awarded smaller special barrier projects in the second quarter of 2026, we expect that revenue and operating income in the second quarter of 2026 will not compare favorably to the second quarter of 2025 in which there was a large special barrier project. Barrier rental revenue in the 2026 second quarter will be in line with other quarters in which larger special barrier projects did not occur. Shipping and installation revenue was $6.8 million compared to $4.3 million in the prior-year quarter. The increase is primarily attributed to greater shipping and installation activity of products that were mostly produced in 2025. Royalty income decreased eight percent year over year to $823,000.

Balance Sheet and Liquidity

As of March 31, 2026, Smith-Midland's cash totaled $13.2 million compared to $11.9 million at the end of fiscal 2025. Account receivables totaled $29.9 million, and debt totaled $4.3 million as of March 31, 2026. Capital spending totaled $1.6 million in the first quarter of 2026.

Macro Environment and Outlook

The Company anticipates increased product sales for the full year of 2026 compared to 2025, but on which there can be no assurance. Infrastructure initiatives across the United States continue to drive greater bidding activity and a potential subsequent increase in backlog for its portfolio of patented, proprietary, and custom products. Inflationary pressures still remain, and the Company continues to manage its materials costs while attracting and retaining skilled labor. Backlog was approximately $48.1 million recorded as of May 2025 compared to $52.4 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects may have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value, and believes current bidding activity and project opportunities support continued long-term growth despite ongoing economic uncertainties.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in; Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the United States Government, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, cyber security risks, general business and economic conditions, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

shooser@threepa.com; jbeisler@threepa.com